Exhibit 99.1

Atlantic BancGroup, Inc. announces first quarter 2008 results.

JACKSONVILLE BEACH, FLORIDA, May 5, 2008

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces first quarter 2008 results.

Consistent with local, state, and national trends for financial institutions as reported throughout the various daily newspapers and other financial news sources, we experienced a decline in earnings; however, Oceanside Bank remained well-capitalized under current regulatory guidelines. Amidst this depressed real estate market in our trade area, we posted consolidated net income of $47,000 for the three months ended March 31, 2008, a decline of 89.8% from consolidated net income of $460,000 in the same period of 2007.  Fully diluted earnings per share for the three months ended March 31, 2008, totaled $0.04 as compared with $0.37 for the same period of 2007.

Our results for the first quarter of 2008 included additional reserves set aside to offset loan charge-offs and real estate foreclosures during the first quarter of 2008. The provision for loan losses totaled $224,000 for the first quarter of 2008, rising 261.3% over 2007 levels.  The cost to manage the loan portfolio and carry foreclosed assets increased with direct expenses for foreclosed assets charged to operations of $92,000.  Other related costs such as collection, legal, and audit expenses also increased.

Consolidated total assets at March 31, 2008, reached $263.7 million, an increase of 4.6% over March 31, 2007.  Consolidated deposits and consolidated net loans grew 7.9% and 7.8%, respectively, over the same period, with consolidated deposits at $222.7 million and consolidated net loans at $194.5 million at March 31, 2008.

Atlantic BancGroup, Inc. is a publicly-traded bank holding company, trading on the NASDAQ Capital Market, symbol ATBC.